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Exhibit 10.106

TAX ALLOCATION AGREEMENT

        This Agreement is entered into as of July 2, 2001, by and between Mission Energy Holding Company, a Delaware corporation ("MEH"), and its wholly-owned subsidiary, Edison Mission Energy, a Delaware corporation ("EME").

RECITALS

A.
The Mission Group, a California corporation ("Mission Group"), has entered into a tax allocation agreement with its wholly-owned first-tier subsidiaries, including MEH (the "Group Agreement"), providing for an allocation between Mission Group and its wholly-owned first-tier subsidiaries of tax benefits and tax liabilities reflected in or resulting from the filing of combined or consolidated income or franchise tax returns.

B.
Pursuant to the Group Agreement, the first-tier subsidiaries of Mission Group make and receive payments from time to time reflecting tax liabilities and benefits realized by the corporate group arising from net operating income and losses, net capital gains and losses, and credits against tax, attributable to such first-tier subsidiaries and their subsidiaries.

C.
The parties desire to further provide for the payment by MEH to EME or from EME to MEH, as the case may be, of the Separate Tax Benefits or Separate Tax Liabilities of EME and each of the subsidiaries which is owned directly or indirectly by EME ("Lower Tier Subsidiaries"), calculated in accordance with the Master Agreement (as such term is defined in the Group Agreement).

D.
Terms used and not defined herein have the meanings given them in the Master Agreement or the Group Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Tax Liability and Benefit Payments.    For each taxable period to which the Master Agreement is applicable, MEH shall utilize the calculation made by Edison International under the Master Agreement of the amount of the Separate Tax Liability or Separate Tax Benefit (as such terms are defined in the Master Agreement) of EME and its Lower Tier Subsidiaries. On each date that any payment under the Master Agreement is to be made or received by MEH (or would have been made or received if an amount had been owed or receivable), EME shall pay to MEH the amount by which (a) the aggregate of the Separate Tax Liability of EME, if it has a Separate Tax Liability, and the Separate Tax Liabilities of each of its Lower Tier Subsidiaries which has a Separate Tax Liability, exceeds (b) the aggregate of the Separate Tax Benefit of EME, if it has a Separate Tax Benefit, and the Separate Tax Benefits of each of its Lower Tier Subsidiaries which has a Separate Tax Benefit. If, for any such taxable period, (a) the aggregate of the Separate Tax Benefit of EME, if it has a Separate Tax Benefit, and the Separate Tax Benefits of each of its Lower Tier Subsidiaries which has a Separate Tax Benefit exceeds (b) the aggregate of the Separate Tax Liability of EME, if it has a Separate Tax Liability, and the Separate Tax Liabilities of each of its Lower Tier Subsidiaries which has a Separate Tax Liability, MEH shall pay to EME an amount equal to such excess.

  All payments by either of MEH or EME shall be made without setoff, counterclaim or deduction of any kind whatsoever, and whether or not payment is due or has been received from Edison International under the Master Agreement or from Mission Group under the Group Agreement. EME and its subsidiaries shall provide to Edison International, Mission Group, and MEH, on a monthly basis, or upon demand as necessary, all relevant information necessary to calculate federal and state tax liabilities and payments.

2.
Reconciliation of Tax Liability.    Upon receipt of each notice provided for in Section 2 of the Group Agreement, relating to reconciliation of quarterly estimated tax payments against the Consolidated Returns, MEH shall forthwith determine and notify EME of the effect, if any, of such reconciliation on the payments made to or received from EME. EME shall pay to MEH any additional tax liability due, or receive payment from MEH for any overpayment, on the same date that MEH makes or receives any payments under Section 2 of the Group Agreement.

3.
Adjustments to Tax Liability.    If any adjustments are made to the income, gains, losses, deductions or credits pertaining to EME or any of its Lower Tier Subsidiaries, as reported in a Consolidated Return filed by Edison International, by reason of the filing of an amended return or claim for refund, or arising out of an audit of such Consolidated Return by the Internal Revenue Service or applicable state agency, then the Separate Tax Liability or the Separate Tax Benefit of EME or such Lower Tier Subsidiary shall be redetermined to give effect to any such adjustment as if it had been made as part of the filed Consolidated Return. If any interest or penalty is to be paid or interest received as a result of a tax deficiency or refund, such interest or penalty shall be allocated in accordance with the item(s) giving rise to such interest or penalty. MEH agrees to exercise its contest rights under the Group Agreement on behalf of EME and the reasonable costs so incurred by MEH shall be allocated upon such basis as is mutually agreed to by MEH and EME in advance of such contest. If, as a result of such redetermination, any amounts due to MEH or EME under this Agreement, as the case may be, shall exceed the amounts previously paid to such party, then payment of such excess shall be made by the appropriate party, as the case may be, on the earliest date on which (i) Edison International shall pay, or be deemed to have paid, any additional taxes resulting from any such adjustment; (ii) Edison International shall receive, or be deemed to have received, a refund of taxes resulting from any such adjustment; or (iii) such adjustment shall become final. Any payment between MEH and EME pursuant to (i) or (ii) above, however, shall not become final until the adjustment with respect to which the redetermination was made becomes final. For purposes of this Section 3, an adjustment shall become final at the time of the expiration of the applicable statute of limitations with respect to the taxable period to which such adjustment relates, or, if such adjustment was made pursuant to a decision of a court, at the time such decision shall become final.

4.
Carryovers and Carrybacks.    If, for any taxable period ending on or after December 31, 1986, EME or any of its Lower Tier Subsidiaries has Net Losses which, under the applicable tax codes may be carried over or carried back to any taxable period in which Edison International filed, or reasonably anticipates that it will file, a Consolidated Return which includes EME, and such Net Losses give rise to a reduction in the tax liability of the Consolidated Group that would not have arisen if EME or such Lower Tier Subsidiary were excluded from the Consolidated Group for any such taxable period, MEH shall pay to EME an amount equal to the actual reduction in the tax liability of the Consolidated Group for the taxable period to which such Net Losses may be carried, which is attributable to such carryover or carryback. Payment of such amount shall be made by MEH (i) in the case of a carryover, on or before the later of (a) the 15th day of the third month after the end of the taxable period with respect to which the tax liability of the Consolidated Group was reduced and (b) the date on which such reduction in tax liability is finally determined, which shall be not later than 90 days after the Consolidated Return for such taxable period is filed; and (ii) in the case of a carryback, when the Consolidated Group shall receive, or be deemed to receive, the refund attributable to such carryback.

5.
Priority of Payments.    Notwithstanding anything to the contrary in this Agreement, all payments from MEH to EME for Separate Tax Benefits of EME and its Lower Tier Subsidiaries shall be subject to (a) the provisions of the Master Agreement establishing a priority for payments of Separate Tax Benefits to Southern California Edison Company and its subsidiaries and (b) the provisions of the Group Agreement establishing a priority for payments of Separate Tax Benefits to Edison Capital and its subsidiaries. Should any question arise as to the proper calculation of the Separate Tax Benefits or Separate Tax Liabilities of EME and its Lower Tier Subsidiaries, the determination of such question by Edison International shall be final.

6.
Termination.    MEH and EME recognize that the Group Agreement may be terminated or modified by Mission Group in accordance with its terms. Should the Group Agreement be so terminated or modified, this Agreement shall be terminated or deemed to be similarly modified, as the case may be, as of the same effective date and to the same extent as the termination or modification of the Group Agreement.

7.
Successors and Beneficiaries.    This Agreement may not be assigned, pledged, transferred or hypothecated by MEH or EME without the express, mutual, written consent of MEH and EME, and the express, written consent of Mission Group.

8.
Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

9.
Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their respective officers thereunto duly authorized as of the date first above written

MISSION ENERGY HOLDING COMPANY
By:	/s/ THEODORE F. CRAVER, JR. Theodore F. Craver, Jr.
EDISON MISSION ENERGY
By:	/s/ KEVIN M. SMITH Kevin M. Smith

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  Exhibit 10.106